Council Bluffs, Iowa ----- November 14, 2013 Southwest Iowa Renewable Energy, LLC (“SIRE”) announced its unaudited financial results for the three months and fiscal year ended September 30, 2013.

Results for the Fourth Quarter of Fiscal 2013

•	Net Income of $4,127,000 or $314.03 per unit

•	Gross Margin of $6,773,000

•	Adjusted EBITDA of $8,982,000

Results for the Full Year of Fiscal 2013

•	Net Loss of $5,479,000 or $416.97 per unit

•	Gross Margin of $7,131,000

•	Adjusted EBITDA of $19,010,000

SIRE reported net income of $4,127,000 or $314.03 per unit, and a net loss of $1,518,000 or $115.53 per unit for the three months ended September 30, 2013 and 2012, respectively. SIRE reported a net loss of $5,479,000 or $416.97 per unit, and a net loss of $662,000 or $50.35 per unit for the fiscal years ended September 30, 2013 ("Fiscal 2013") and 2012 ("Fiscal 2012"), respectively.

Adjusted EBITDA, which is defined as earnings before interest, income taxes, depreciation, amortization, and unrealized hedging gains and losses was $8,982,000 and $1,103,000 for the three months ended September 30, 2013 and 2012, respectively. Adjusted EBITDA was $19,010,000 and $12,824,000 for the fiscal years ended September 30, 2013 and 2012, respectively. Our reconciliations of Adjusted EBITDA to net income are included in “Adjusted EBITDA” section below.

SIRE had $12.4 million in cash and cash equivalents and $18.1 million available under revolving loan agreements, for a total cash and available borrowings of $30.5 million at September 30, 2013. The cash flow from operations was $21.7 million compared to $8.5 million for the fiscal years ended September 30, 2013 and 2012, respectively.

Brian Cahill, SIRE's President and CEO stated, “the fundamentals in the industry are as positive as we have seen in recent history. We experienced and managed through the significant price volatility for corn at the end of the 2012 crop year, with US corn production recovering well after the 2012 drought. The USDA now estimates the 2013 corn harvest to be 13.899 billion bushels, a record volume. Corn prices have retreated back below $4.50, which is a significant improvement over this past year's prices."

During the fourth quarter of Fiscal 2013, SIRE produced 31.7 million gallons of ethanol, approximately 101% of its production capacity. For the 2013 calendar year, SIRE produced 111.0 million gallons, or 89% of its permitted capacity, having slowed production dramatically during the first and second quarters. Cahill commented - "we continue to focus on running the plant at full capacity, with a balance of optimizing the yield and profit."
SIRE's cash flow for Fiscal 2013 resulted in net cash flows provided by operations of $21.7 million. During Fiscal 2013, SIRE continued to meet all debt obligations, with a net pay down of $16.03 million in bank debt. Due to the fact that all of SIRE's debt has balloon payments in August, 2014, GAAP accounting requires all of this debt to be classified as current. Recognizing this as purely a calendar function, the banking group waived SIRE's reporting of working capital for the next year, to compensate for this function.
During Fiscal 2013, SIRE solidified its advantage of having a dual-powered ethanol plant, capable of heating with natural gas, or with steam from the nearby power plant, by updating the pricing formula in its contract with MidAmerican Energy. SIRE also signed an agreement with AirProducts, to provide up to 400 tons per day of CO2, beginning in 2014. During Fiscal 2013, SIRE also completed its Distilled Spirits Permit (DSP) application and installed the necessary ethanol load out equipment allowing the Company to sell undenatured ethanol.

About Southwest Iowa Renewable Energy, LLC:

SIRE, LLC is located on 275 acres in Council Bluffs, Iowa, operating a 125 million gallon ethanol plant. SIRE began producing ethanol in February, 2009 and sells its ethanol, distillers grains, corn syrup, and corn oil in the continental United States, Mexico and the Pacific Rim.

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 (the “1995 Act”).  Such statements are made in good faith by SIRE and are identified as including terms such as “may,” “will,” “should,” “expects,” “anticipates,” “estimates,” “plans,” or similar language.  In connection with these safe-harbor provisions, SIRE has identified in its Annual Report on Form 10-K , important factors that could cause actual results to differ materially from those contained in any forward-looking statement made by or on behalf of SIRE, including, without limitation, the risk and nature of SIRE's business, and the effects of general economic conditions on SIRE. The forward-looking statements contained in this Press Release are included in the safe harbor protection provided by Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. SIRE further cautions that such factors are not exhaustive or exclusive. SIRE does not undertake to update any forward-looking statement which may be made from time to time by or on behalf of SIRE.

Financial Results
SOUTHWEST IOWA RENEWABLE ENERGY, LLC Statements of Operations Unaudited (Dollars in thousands)

	For the twelve months ended September 30,		For the three months ended September 30,
	2013	2012	2013	2012
Revenues	$350,194	$362,876	$102,198	$97,979
Cost of Goods Sold	343,063	349,812	95,425	96,410
Gross Margin	7,131	13,064	6,773	1,569

General and administrative expenses	3,966	4,533	1,036	1,155
Operating Income	3,165	8,531	5,737	414

Interest expense	(9,364)	(10,176)	(2,254)	(2,834)
Other income	720	983	644	902
Net (Loss)	$(5,479)	$(662)	$4,127	$(1,518)

Weighted Average Units Outstanding	13,140	13,139	13,142	13,139
Net (loss) per unit, basic & diluted	$(416.97)	$(50.35)	$314.03	$(115.53)

EBITDA
Management uses Adjusted EBITDA, a non-GAAP measure, to measure the Company’s financial performance and to internally manage its business. Management believes that Adjusted EBITDA provides useful information to investors as a measure of comparison with peer and other companies. Adjusted EBITDA should not be considered an alternative to, or more meaningful than, net income or cash flow as determined in accordance with generally accepted accounting principles. Adjusted EBITDA calculations may vary from company to company. Accordingly, our computation of Adjusted EBITDA may not be comparable with a similarly-titled measure of another company. The following sets forth the reconciliation of Net Income (Loss) to Adjusted EBITDA for the periods indicated:

	For the three months ended		For the twelve months ended
	September 30, 2013	September 30, 2012	September 30, 2013	September 30, 2012
	Unaudited	Unaudited	Unaudited
	in 000's	in 000's	in 000's	in 000's

Net Income (Loss)	$4,127	$(1,518)	(5,479)	(662)
Interest expense, net	2,253	2,831	9,356	10,156
Depreciation & Amortization	2,841	2,827	11,387	11,393
EBITDA	9,221	4,140	15,264	20,887

Unrealized Hedging (gain) loss	(239)	(3,037)	3,746	(8,063)

Adjusted EBITDA	$8,982	$1,103	$19,010	$12,824

Adjusted EBITDA per unit	$683.56	$83.95	$1,446.73	$976.02

Statistical Information

	For the three months ended		For the twelve months
	September 30, 2013	September 30, 2012	September 30, 2013	September 30, 2012
	Gallons/Tons Sold	Gallons/Tons Sold	Gallons/Tons Sold	Gallons/Tons Sold
Statistical Information
Denatured & undenatured Ethanol (thousands of gallons)	33,675	30,275	111,830	122,627
Distiller's Grains (tons)	109,799	104,464	384,700	404,531
Corn Ground (thousands of bushels)	11,161	10,927	39,291	43,597

Summary Balance Sheets
(Dollars in thousands)

	September 30, 2013	September 30, 2012
	(unaudited)

ASSETS
Current Assets
Cash & restricted cash	$12,740	$6,587
Accounts receivable	11,163	12,356
Inventory	8,445	12,427
Other current assets	1,205	5,383
Total current assets	33,553	36,753
Net property and equipment	143,184	153,733
Other assets	1,689	1,897
Total Assets	$178,426	$192,383

LIABILITIES AND MEMBERS' EQUITY
Current Liabilities
Accounts payable and accrued expenses	$12,330	$9,797
Current maturities of notes payable	123,887	20,001
Total current liabilities	136,217	29,798
Total long term liabilities	612	115,523
Total members' equity	41,597	47,062
Total Liabilities and Members' Equity	$178,426	$192,383

Contact:
Brett Frevert, CFO
Southwest Iowa Renewable Energy, LLC
712.366.0392